FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports Fourth QUARTER AND

FULL YEAR 2018 Results

_______________________________________

Full year net income EPS of $7.40, down 20% and adjusted operating EPS of $8.48, up 9%

Fourth quarter net income EPS of $1.80 and adjusted operating EPS of $2.15

Positive net flows in both variable and fixed annuities for the fourth quarter

$2.5 billion of capital deployed in 2018, including $605 million in the fourth quarter

Radnor, PA, February  6, 2019 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the fourth quarter of 2018 of $399 million, or $1.80 per diluted share available to common stockholders, compared to net income in the fourth quarter of 2017 of $816 million, or $3.67 per diluted share available to common stockholders. Fourth quarter adjusted income from operations was $475 million, or $2.15 per diluted share available to common stockholders, compared to $440 million, or $1.98 per diluted share available to common stockholders, in the fourth quarter of 2017.

Net income for the full year of 2018 was $1.6 billion, or $7.40 per diluted share available to common stockholders, compared to $2.1 billion, or $9.22 per diluted share available to common stockholders in 2017. Full year 2018 adjusted income from operations was $1.9 billion, or $8.48 per diluted share available to common stockholders, compared to $1.8 billion, or $7.79 per diluted share, available to common stockholders, for the full year of 2017.

Net income in the prior-year quarter and full year 2017 included non-recurring net favorable items of $417 million primarily related to tax reform.

“Fourth quarter adjusted operating EPS growth of 9% and ROE of 13.5% were strong and consistent with our record full-year results,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Significant accomplishments this past year include restoring positive flows in the Annuities business, outperforming our expectations for the Liberty acquisition, and executing on strategic transactions, which resulted in $2.5 billion of capital deployment. Given our positive momentum, we remain well positioned to drive long-term shareholder value.”

	As of or For the		As of or For the
	Quarter Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2018	2017	2018	2017
Net Income (Loss)	$399	$816	$1,641	$2,079
Net Income (Loss) Available to Common Stockholders	387	818	1,623	2,086
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.80	3.67	7.40	9.22
Revenues	4,531	3,669	16,424	14,257
Adjusted Income (Loss) from Operations	475	440	1,880	1,754
Adjusted Income (Loss) from Operations per Diluted Share Available to Common Stockholders	2.15	1.98	8.48	7.79
Average Diluted Shares	215.0	221.9	219.6	226.2
ROE, Including AOCI (Net Income)	10.9%	19.4%	10.6%	13.2%
Adjusted Operating ROE, Excluding AOCI (Income from Operations)	13.5%	12.8%	13.5%	13.1%
Book Value per Share, Including AOCI	$69.71	$79.43	$69.71	$79.43
Book Value per Share, Excluding AOCI	67.73	64.62	67.73	64.62

Operating Highlights – Full Year 2018 versus Full Year 2017

•	Adjusted operating EPS up 9%, or 13% excluding notable items
•	Adjusted operating ROE, excluding AOCI, of 13.5%, up 40 basis points
•	Total Annuity sales of $12.4 billion, up 42%, and achieved positive net flows in the fourth quarter
•	Life insurance expense ratio of 6.8%, a 90 basis point improvement
•	Retirement Plan Services net flows of $2.5 billion, up 76%
•	Group Protection after-tax margin of 5.5%, up 30 basis points

There were no notable items within adjusted income from operations for the current quarter while the full year included approximately $0.01 of net unfavorable items per share primarily related to the company’s annual review of DAC and reserve assumptions. In the prior-year quarter, there were no notable items within adjusted income from operations while the full year included approximately $0.29 of net favorable items per share related primarily to tax adjustments unrelated to tax reform.

Fourth Quarter 2018 – Segment Results

Annuities

The Annuities segment reported income from operations of $258 million compared to $265 million in the prior-year quarter, as a lower reported tax rate as a result of tax reform was more than offset by a decrease in average account values driven primarily by the Athene reinsurance transaction completed in the fourth quarter.

Total annuity deposits of $3.8 billion were up 35% from the prior-year quarter as both variable and fixed annuities benefitted from product and distribution expansion. Variable annuity sales were up 15% versus the prior-year quarter and fixed annuity sales increased 102% over the same period.

Net flows were $675 million in the quarter, which included positive flows from both variable and fixed annuities, compared to net outflows of $222 million in the prior-year period.

For the full year, total annuity sales of $12.4 billion increased 42% versus the prior year. Net outflows of $139 million for the year improved from $2.7 billion in 2017. As a result of the reinsurance transaction in the fourth quarter, average account values decreased 8% from the prior-year period but increased 2% for the full year.

Retirement Plan Services

Retirement Plan Services reported income from operations of $45 million, up 10% compared to the prior-year quarter. The growth in earnings is attributable to a lower reported tax rate as a result of tax reform and lower expenses.

Total deposits for the quarter of $2.2 billion were down 11% while deposits for the full year increased 18% to $10.1 billion driven by a 32% increase in first-year sales and 8% growth in recurring deposits.

Net flows totaled $173 million in the quarter compared to $440 million in the prior-year period. For the full year, net flows totaled $2.5 billion, up 76% compared to the prior year. Average account values of $70 billion were up 5% from the prior-year quarter primarily driven by positive net flows.

Life Insurance

Life Insurance reported income from operations of $175 million, up 15% versus the prior-year quarter. The increase in earnings is primarily attributable to stronger variable investment income and a lower reported tax rate as a result of tax reform, partially offset by unfavorable mortality.

Total Life Insurance sales were $262 million, up 8% from the prior-year quarter driven by growth in VUL, IUL, UL and term. For the full year, sales were $764 million compared to $798 million in the prior year as a 2% increase in total individual life insurance sales was offset by a decline in executive benefit sales, which can fluctuate.

Total Life Insurance in-force of $744 billion grew 3% over the prior-year quarter, and average account values of $50 billion increased 3% over the prior-year quarter.

Group Protection

Group Protection income from operations was $50 million in the quarter compared to $20 million in the prior-year period. The increase in earnings was primarily attributable to the acquisition of the Liberty Mutual group benefits business and a lower reported tax rate as a result of tax reform.

The total loss ratio was 76% in the current quarter as underlying claims results remained favorable even when including typical seasonality in the disability product line. The quarterly and full-year loss ratios increased year over year due to combining two blocks of business with different loss characteristics.

Group Protection sales of $272 million in the quarter were up 3% versus the prior-year quarter. Full year sales of $580 million were up 15% primarily driven by the acquisition. Employee-paid sales were 42% of total sales in 2018.

Insurance premiums were $1 billion in the quarter, up 100% from the prior-year period, driven by both the acquisition and continued growth.

Other Operations

Other Operations reported a loss from operations of $53 million versus a loss of $38 million in the prior-year quarter. The decrease in earnings is primarily attributable to lower tax benefits on pre-tax losses as a result of tax reform.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses and impacts to net income (after-tax) in the quarter were predominantly driven by:

•	A $37 million loss from general account investments, including $15 million from the mark-to-market on equity investments.
•	A $20 million acquisition and integration expense.
•	A $3 million variable annuity net derivative gain.

Unrealized Gains and Losses

The company reported a net unrealized gain of $1.6 billion, pre-tax, on its available-for-sale securities at December 31, 2018. This compares to a net unrealized gain of $7.8 billion at December 31, 2017, with the year-over-year decrease primarily driven by higher rates and wider spreads.

Capital

During the quarter, the company repurchased 9.1 million shares of stock at a cost of $535 million. The quarter’s average diluted share count of 215.0 million was down 3% from the fourth quarter of 2017, the result of repurchasing 13.2 million shares of stock at a cost of $810 million since December 31, 2017.

Book Value

As of December 31, 2018, book value per share, including accumulated other comprehensive income (“AOCI”), of $69.71 decreased 12% from a year ago. Book value per share, excluding AOCI, of $67.73 increased 5% from the prior-year period.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating return on equity (“ROE”) and book value per share, excluding AOCI, to net income, ROE and book value per share, including AOCI, calculated in accordance with GAAP.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital market conditions. Please see the Forward Looking Statements – Cautionary Language at the end of this release for additional factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s  fourth quarter 2018 statistical supplement available on its website,  www.lfg.com/earnings.

Lincoln Financial Group will discuss the company’s  fourth quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, February 7, 2019. The conference call will be broadcast live through the company website at www.lfg.com/webcast.  Please log on at least fifteen minutes prior to the call to register and download any necessary streaming media software. To participate via phone: (866) 394-4575 (U.S./Canada) or (678) 509-7536 (International). Ask for the Lincoln National Conference Call.

A replay of the call will be available by 1:00 p.m. Eastern Time on February 7, 2019 at www.lfg.com/webcast. Audio replay will be available from 1:00 p.m. Eastern Time on February 7, 2019 through 12:00 p.m. Eastern Time on February 14, 2019. To access the re-broadcast, dial: (855) 859-2056 (Domestic) or (404) 537-3406 (International). Enter conference code: 5964129.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $238 billion in assets under management as of December 31, 2018. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Additionally, Lincoln is dedicated to upholding a diverse and inclusive organization and was recognized by Forbes as one of the Best Large Employers, Best Employers for Diversity, and Best Employers for Women and received a perfect score of 100 percent in 2018 on both the Corporate Equality Index and Disability Equality Index. Learn more at:  www.LincolnFinancial.com. Follow us on Facebook,  Twitter,  LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Contacts:	Chris Giovanni	Scott Sloat
	(484) 583-1793	(484) 583-1625
	Investor Relations	Media Relations
	InvestorRelations@LFG.com	scott.sloat@LFG.com

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations, adjusted operating return on equity and adjusted operating revenues better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website:  www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at adjusted income (loss) from operations:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sale or disposal of securities;
o	Impairments of securities;
o	Change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities;
o	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities, which is referred to as “GDB derivatives results”;
o

Change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”;

o

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”);

o	Changes in the fair value of equities securities;
•

Change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);

•	Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance;
•	Gain (loss) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Acquisition and integration costs related to mergers and acquisitions; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking;
•	Amortization of deferred gains arising from the reserve charges on business sold through reinsurance; and
•	Revenue adjustments from the initial adoption of new accounting standards.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) (“AOCI”).
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders’ equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first-year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first-year premiums;
•	Annuities – deposits from new and existing customers; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

(in millions, except per share data)	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Total Revenues	$4,531	$3,669	$16,424	$14,257
Less:
Excluded realized gain (loss)	141	(106)	(46)	(336)
Amortization of DFEL on benefit ratio unlocking	(4)	-	(5)	3
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	-	-	-	1
Total Adjusted Operating Revenues	$4,394	$3,775	$16,475	$14,589

Net Income (Loss) Available to Common
Stockholders – Diluted	$387	$818	$1,623	$2,086
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(12)	2	(18)	7
Net Income (Loss)	399	816	1,641	2,079
Less (2):
Excluded realized gain (loss)	111	(69)	(37)	(218)
Benefit ratio unlocking	(167)	28	(136)	129
Net impact from the Tax Cuts and Jobs Act	-	1,322	19	1,322
Impairment of intangibles	-	(905)	-	(905)
Acquisition and integration costs related to mergers
and acquisitions, after-tax	(20)	-	(67)	-
Gain (loss) on early extinguishment of debt	-	-	(18)	(3)
Adjusted Income (Loss) from Operations	$475	$440	$1,880	$1,754

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$1.80	$3.67	$7.40	$9.22
Adjusted income (loss) from operations	2.15	1.98	8.48	7.79

Average Stockholders’ Equity
Average equity, including average AOCI	$14,710	$16,818	$15,517	$15,796
Average AOCI	622	3,044	1,602	2,454
Average equity, excluding AOCI	14,088	13,774	13,915	13,342
Average goodwill	1,769	1,820	1,613	2,160
Average equity, excluding AOCI and goodwill	$12,319	$11,954	$12,302	$11,182

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	10.9%	19.4%	10.6%	13.2%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	13.5%	12.8%	13.5%	13.1%
Adjusted income (loss) from operations with average equity
excluding goodwill	15.4%	14.7%	15.3%	15.7%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2) We use our prevailing federal income tax rates of 21% and 35%, where applicable, while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation

Reconciliation of Notable Items

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted Operating EPS, as Reported	$2.15	$1.98	$8.48	$7.79
Notable items:
Tax adjustments	-	-	-	0.29
Reinsurance recapture	-	-	-	0.01
Unlocking/reserve adjustments	-	-	(0.01)	(0.01)
Total notable items	-	-	(0.01)	0.29

Adjusted Operating EPS, Excluding Notable Items	$2.15	$1.98	$8.49	$7.50

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of December 31,
	2018	2017
Book value per share, including AOCI	$69.71	$79.43
Per share impact of AOCI	1.98	14.81
Book value per share, excluding AOCI	67.73	64.62

Lincoln National Corporation

Digest of Earnings

(in millions, except per share data)	For the Quarter Ended
	December 31,
	2018	2017

Revenues	$4,531	$3,669

Net Income (Loss)	$399	$816
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(12)	2
Net Income (Loss) Available to Common
Stockholders – Diluted	$387	$818

Earnings (Loss) per Common Share – Basic	$1.89	$3.73
Earnings (Loss) per Common Share – Diluted	1.80	3.67

Average Shares – Basic	211,553,516	218,617,352
Average Shares – Diluted	214,970,179	221,880,072

	For the Year Ended
	December 31,
	2018	2017

Revenues	$16,424	$14,257

Net Income (Loss)	$1,641	$2,079
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(18)	7
Net Income (Loss) Available to Common
Stockholders – Diluted	$1,623	$2,086

Earnings (Loss) per Common Share – Basic	$7.60	$9.36
Earnings (Loss) per Common Share – Diluted	7.40	9.22

Average Shares – Basic	215,936,448	222,128,687
Average Shares – Diluted	219,552,106	226,220,980

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees; the impact of U.S. Federal tax reform legislation on our business, earnings and capital; and the impact of any “best interest” standards of care adopted by the Securities and Exchange Commission (“SEC”) or other regulations adopted by federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker dealers;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us, the economy and the financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”); and an increase in liabilities related to guaranteed benefit features of our subsidiaries’ variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles generally accepted in the United States (“GAAP”), that may result in unanticipated changes to our net income;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•

The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including the successful implementation of integration strategies or the achievement of anticipated synergies and operational efficiencies related to an acquisition;

•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.